EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

DHI GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	2,059,877(3)	$5.02	$10,340,582.54	$92.70 per $1,000,000	$958.57
Total Offering Amounts					$10,340,582.54		$958.57
Total Fee Offsets							—
Net Fee Due							$958.57

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $5.02 per share, which was determined based on the average of the high and low prices of DHI Group, Inc.’s common stock reported by the New York Stock Exchange on July 12, 2022.

(3)	Consists of shares of common stock issuable directly, or in respect of awards granted or to be granted, under the DHI Group, Inc. 2022 Omnibus Equity Award Plan.